SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Separation Agreement”) sets forth the voluntary agreement reached between Robert C. Strauss (“Executive”) and Noven Pharmaceuticals, Inc. (“Noven”), a Delaware corporation (Executive and Noven, collectively, referred to as “Parties”). The “Effective Date” of this Separation Agreement shall be the eighth day following the signing of this Separation Agreement by Executive.

WHEREAS, Executive and Noven entered into an Amended and Restated Employment Agreement dated November 5, 2003 (“Employment Agreement”), which Employment Agreement expired on December 31, 2007;

WHEREAS, Executive shall retire contemporaneously with the expiration of the Employment Agreement; and

WHEREAS, the Parties desire to end the employment relationship on the terms and conditions set forth in this Separation Agreement.

NOW THEREFORE, in order to provide for an amicable end to the employment relationship and to ensure resolution of any potential disputes between them, Noven and Executive enter into this Separation Agreement and agree to the following:

1. Executive’s employment with Noven ended December 31, 2007, contemporaneously with the expiration of the Employment Agreement. The Employment Agreement is of no further force or effect and all rights and obligations of the Parties stated in or provided for by the Employment Agreement terminated. Executive shall not execute this Separation Agreement prior to December 31, 2007.

2. Executive’s position as Chief Executive Officer and President and Executive’s position as a Director of Noven and as Chairman of the Board of Directors of Noven terminated effective December 31, 2007.

3. In exchange for the promises Executive makes in this Separation Agreement, Noven will:

a.	Pay Executive an amount equal to $1,080,597, minus applicable taxes and withholding (“Separation Pay”). The Separation Pay will be paid in lump sum on or before March 15, 2008.

b.	Pay Executive an amount under the 2007 Management Incentive Plan (“MIP Award”). The amount of the MIP Award shall be based on Noven’s financial performance in 2007 against the Management Incentive Plan’s performance matrix, subject to and consistent with any adjustments made by Noven for its executive officers. The MIP Award, minus applicable taxes and withholding, shall be paid at the same time and in the same manner as paid to the Noven’s executives officers.

c.	Grant to Executive on the Effective Date of this Separation Agreement, pursuant to the Noven Pharmaceuticals, Inc., 1999 Long-Term Incentive Plan (“Plan”), restricted stock units (“RSUs”) for 50,000 shares (the “Shares”) of Noven’s Common Stock, par value $0.0001 per share (the “Common Stock”), in accordance with the terms and conditions of the Award Agreement attached hereto as Exhibit A. So long as Executive does not violate the covenants provided for by Sections 12 and 14 of this Separation Agreement, Executive shall vest in the RSUs two (2) years after the Effective Date of this Separation Agreement (“Vesting Date”). In the event Executive violates the covenants provided for by Sections 12 and 14 of this Separation Agreement at any time prior to the Vesting Date, the RSUs will immediately be forfeited and any right to receive the Shares pursuant to the RSU shall immediately terminate. Within ten (10) business days after the Vesting Date, except as otherwise provided below, Noven shall deliver to Executive (or his estate) the Shares corresponding to the vested RSUs (on a one-for-one basis of one Share for each RSU). The number of Shares to be delivered in connection with the RSU grant shall be subject to adjustment as provided in the Plan. Upon delivery of the Shares to Executive, Executive shall deliver to Noven such amount of money, or instruct Noven to withhold a portion of such Shares, as required for Noven to satisfy its withholding obligation under applicable tax laws or regulations. Except as expressly provided in this Separation Agreement, Executive shall not have any rights with respect to any Shares subject to the RSUs until the Shares have been delivered to Executive. The RSUs are not transferable otherwise than by will or under applicable laws of descent and distribution.

d.	Allow each of Executive’s outstanding vested stock options and vested stock appreciation rights in Noven to be exercised on or before the earlier of December 31, 2009; provided, however, that no stock option or stock appreciation right may be exercised after the expiration of its term as provided for in the applicable award agreement. All stock options and stock appreciation rights not vested as of December 31, 2007, shall be forfeited and terminated. Except as provided in this paragraph, each stock option and stock appreciation right must be exercised in accordance with its award agreement and the applicable plan.

e.	Pay Executive an amount equal to his unused vacation time which had accrued as of December 31, 2007, minus applicable taxes and withholding (“Vacation Pay”). This Vacation Pay will be paid as a lump sum, minus applicable taxes and withholding, within fifteen (15) business days after the Effective Date of this Separation Agreement.

4. The above payments and benefits referred to in Section 3 constitute the entire separation package being offered to Executive. Executive shall not be entitled to receive any other payments, salary, compensation, bonuses, commissions, incentives, benefits, perquisites, or other monies or remuneration from Noven or any of the Releasees (as defined below).

5. Executive acknowledges and agrees that the payments and benefits he is receiving in Sections 3a. and 3c. constitute adequate and sufficient consideration for the promises and obligations arising under the terms of this Separation Agreement and agrees that such payments and benefits constitute consideration to which he would not otherwise be entitled but for his execution of this Separation Agreement. Executive acknowledges he has entered into this Separation Agreement voluntarily and knowingly.

6. Executive agrees that he is not entitled to reemployment with Noven, and that he will not seek employment with Noven or any of the Releasees in any capacity at any time in the future. Executive agrees that this forbearance to seek future employment is purely contractual and is in no way involuntary, discriminatory or retaliatory.

7. Subject to Sections 8 and 21, Executive waives and fully releases and forever discharges Noven and any and all of its parent companies, affiliates, holding companies, subsidiaries or other related entitles, and any and all of their respective past and present officers, directors, shareholders, attorneys, agents, insurers, employees, predecessors, successors, and assigns, both in their representative and individual capacities (collectively referred to with Noven as “Releasees”), from any and all claims, rights, and causes of action, in law or in equity, of any kind whatsoever, which Executive has or may have against any or all of the Releasees as of the date Executive signs this Separation Agreement, whether such claims, rights, or causes of action are now known or are later discovered. Subject to Sections 8 and 21, Executive agrees that this waiver and release shall be construed as broadly as possible and shall include, without limitation, any (1) contractual or other claims of employment or payment Executive may have against any or all of the Releasees; (2) claims, if any, arising out of or in connection with the initiation, separation, or existence of Executive’s employment relationship with any or all of the Releasees; (3) claims, if any, regarding accrued leave, vacation, bonuses, back pay, overtime, commissions, or any other form of benefits connected with Executive’s employment with any or all of the Releasees; and (4) claims, if any, arising under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act and any other federal, state, or local statute or regulation, and any allegation for costs, fees or other expenses including attorney’s fees.

8. The waiver contained in the above Section does not affect Executive’s entitlement to (i) Executive’s rights under this agreement, and (ii) any vested benefits under any Noven employee pension or welfare benefit plans. Executive’s entitlement to any vested pension or welfare benefits will continue to be governed by the terms of those plans.

9. Executive shall not sue any or all of the Releasees, except in the event that Noven breaches this Separation Agreement or where Executive challenges the validity of this Separation Agreement under the Age Discrimination in Employment Act/Older Workers Benefit Protection Act. Executive retains the right to file a charge with, or participate in any investigation or proceeding before any governmental agency such as the Equal Employment Opportunity Commission. If Executive does file such a charge, however, this Separation Agreement prevents Executive from recovering any relief whatsoever, including any award of money, as a result of such charge or future action/proceeding based on such charge.

10. Executive acknowledges that Executive has been paid all salary and bonuses and any and all other pay and incentives due to Executive, through the date hereof; that Executive has been provided with all leave (including leave under the Family and Medical Leave Act) to which Executive may have been entitled, if any; and that Executive has not suffered any workplace illness or injury other than any injury or illness of which Executive has already advised Noven, if any.

11. Executive shall not take any action or make any comments which would reasonably be expected to embarrass, harass or adversely affect Noven or any of the Releasees, or their respective business operations, practices or services. In particular, Executive agrees not to contact the press or media, Noven’s or any of the Releasees’ associates, attorneys, staff, or clients, or any entity that has a business relationship with Noven or any of the Releasees, in order to disparage, directly or indirectly, the good reputation or business practices of Noven or any of the Releasees, or any of their current or former shareholders, attorneys, officers, directors, managers, or employees.

12. Executive acknowledges that the provisions of this Section are reasonable and necessary for the protection of Noven’s legitimate business interests.

a.	Executive agrees that for a period of twenty-four (24) months following the Effective Date of this Agreement (“Restricted Period”), Executive will not, directly or indirectly (in any capacity, on Executive’s own behalf or on behalf of any other person or entity):

i.	Anywhere in the World, own an interest in any business, including but not limited to, an individual proprietorship, partnership, corporation, joint stock company, joint venture, limited liability company, trust or other form of business entity, or unincorporated organization (except for an ownership interest not exceeding five percent (5%) of a publicly-traded entity), that is engaged in any business that is of the type or character of business in which Noven has been engaged at any time during Executive’s employment by Noven;

ii.	Anywhere in the World, as an individual proprietor, principal, partner, shareholder, joint venturer, member, trustee, officer, director, consultant, broker, employee, agent, trustee, independent contractor, or in any manner whatsoever, perform any work for or provide any services to or receive any remuneration from any person or entity that is engaged in any business that is of the type or character of business in which Noven has been engaged at any time during Executive’s employment by Noven;

iii.	Divert or attempt to divert from the Noven or otherwise interfere with any business relationship which exists/existed between the Noven and any specific prospective or existing client of the Noven; and/or

iv.	Hire or engage any Noven employee or contractor to enter into an employment or business relationship with any other person or entity or recruit, solicit or otherwise induce any Noven employee or contractor to terminate his/her employment or engagement with the Noven. This covenant applies as to any employee or contractor who, at the time of the recruitment/hire, is currently employed or engaged with the Noven or who was employed or engaged with the Noven at any time during the six month period preceding the date of the attempted employment, recruitment, or solicitation.

b.	It is the intention of the Parties that this Section be enforceable to the fullest extent permissible. Accordingly, Executive agrees that in the event that any restriction stated in this Section, or any portion thereof, shall be declared or held to be invalid or unenforceable by a court of competent jurisdiction, then such restriction shall be amended or modified, as necessary, to render it valid and enforceable. Further, if Executive violates any restriction stated in this Section, such restriction shall remain in full force and effect beyond the expiration of its twenty-four (24) month term(s), such that Noven receives the full benefit of its bargain.

c.	If Noven reasonably and in good faith determines that Executive has breached or has threatened to breach any or all of the restrictions provided for by this Section or Section 14: (i) Executively shall be immediately deemed to have forfeited the RSUs otherwise granted under Section 3(c) of this Separation Agreement and any right of Executive to receive Shares pursuant to the RSU grant shall terminate; and (iii) Noven shall be relieved any further obligations under Section 3(c) of this Separation Agreement.

d.	Executive further agrees that a breach of this Section or Section 14 would result in irreparable and continuing damage to Noven. Accordingly, in the event of a breach or threatened breach by Executive, Noven shall be entitled to pursue immediately any and all remedies it may have against Executive in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. Executive’s obligations under this Section 12 are independent of any obligation of Noven. The existence of any other claim or cause of action by Executive, including but not limited to any other claim or cause of action under this Agreement, does not constitute a defense to the enforcement by Noven of the covenants contained in this Section or Section 14.

13. Executive agrees that prior to the commencement of any employment or consulting relationship with any person or entity, Executive will advise the person or entity of the restrictive covenant terms contained in this Separation Agreement.

14. Executive agrees that Noven provided him with access to certain confidential and proprietary business information during his employment with Noven.

a.	Executive acknowledges that Noven has a legitimate business interest in preventing disclosure and dissemination of its Confidential Information (as defined below). Accordingly, Executive agrees that all Confidential Information (i) is the sole and exclusive property of Noven, (ii) will not be used by Executive for any reason or purpose and (iii) will not be disclosed by Executive in whole or in part to any person or entity. For the purposes of this Agreement, “Confidential Information” means and includes all information, data and knowledge in any way regarding or relating to Noven or, whether provided to or obtained by Executive, including, without limitation: all Trade Secrets (as defined by applicable law); Work Product (as defined below); algorithms, computer programs, methods, models, software (including both source code and object code) and related documentation; computer, network and telephony structures, schematics and designs; information security information, processes and designs; sales and marketing information and plans; business plans, ideas and methods; financial information; pricing information and policies; procedures; research; business practices; know-how; employee information; customer-related and supplier-related information (including, without limitation, customer lists, client lists, customer contracts, supplier lists, supplier contracts, terms and conditions, billing and payment information and e-mail lists); training materials and techniques; internal industry forecasts; product development, research, designs, concepts and ideas; pricing histories; distribution information; and any information or material of third parties that Noven is required to keep confidential. “Confidential Information” does not include information that has previously been or is hereafter made public, without breach of a confidential relationship, by an authorized representative of Noven.

b.	Executive further assigns and transfers to Noven all of Executive’s right, title and interest in and to any and all Proprietary Information, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during a period in which Executive was employed by or serving as a Executive to Noven. The term “Proprietary Information” shall include all ideas, inventions, trademarks, service marks, trade dress, discoveries, designs (whether ornamental or otherwise), writings, documents, presentations, audio or video recordings, know-how, technical information, technology, algorithms, computer programs, software or code (both source and object) and related documentation of any kind, and all other works of authorship of any type or kind whether in written, printed, verbal, electronic or other form (including, but not limited to, any useful process, method, formula, technique, or computer program, as well as improvements thereto), which were prepared, created, conceived, authored or produced in whole or in part by the Executive, whether or not any such item or any portion thereof is patentable, copyrightable, registered as a trademark or service mark, or susceptible to other forms of intellectual property protection). Inventions assigned to Noven, or to a third party as directed by Noven, are referred to as “Company Inventions.”

c.	Executive acknowledges that all original works of authorship which were made by Executive (solely or jointly with others) while Executive was employed by or serving as an Executive to Noven and which are protectible by copyright (collectively “Works”) are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101). In the event any such Works shall be deemed not to be a work made for hire, Executive hereby sells, assigns, and transfers to Noven, its successors, and assigns, all right, title, and interest in and to such Works, in the United States and throughout the world, forever, including any and all copyright terms, and all extension terms of copyright, for all uses and purposes whether now known or hereafter created, free from payment of any royalty or further compensation. Upon request of Noven, Executive shall take such further actions, including execution and delivery of instruments of conveyance, that Noven may reasonably deem necessary or desirable to accomplish or evidence more further any transfer of right, title, or interest necessary to fulfill the intent of this Agreement.

d.	Executive will, upon Noven’s request and at Noven’s expense, assist Noven in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Information relating to Company Inventions in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Noven may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Information and the assignment thereof. In addition, Executive will execute, verify and deliver assignments of such Proprietary Information to Noven or its designee. Executive hereby waives and quitclaims to Noven any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Information assigned hereunder to Noven.

15. Executive agrees that all records, files, plans, documents, software, reports, research, and policies and procedures relating to the business of Noven that Executive prepared, used or came into contact with shall be and shall remain the sole property of Noven and shall not be copied without written permission from Noven. Executive shall not remove and shall return any and all property belonging to Noven, including but not limited to all files, lists, records, computer software or records or any other information relating to Noven no later than the Effective Date.

16. Executive will, prior to signing this Separation Agreement, disclose to Noven any and all matters, information, or concerns of any type whatsoever of which Executive is aware regarding Noven’s actions, policies, practices, and/or procedures, which Executive believes constitute non-compliance with law, regulatory or safety rules, or other guidelines. All such disclosures shall be in writing and attached to and made a part of this Separation Agreement. In addition, if no such writing is attached to this Separation Agreement, Executive’s signature on this Separation Agreement evidences the fact that Executive is not aware of any such matter, information, or concern which could have, or should have, been disclosed, but which has not been disclosed.

17. In the event of a breach by Executive of any provision of this Separation Agreement, Noven shall be entitled to pursue immediately any and all remedies it may have against Executive in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. It is agreed that in the event of any litigation or proceeding under this Separation Agreement (other than an action challenging the validity of this Separation Agreement under the Older Workers Benefit Protection Act), including with regard to the enforcement of the restrictive covenants set forth in this Separation Agreement, the prevailing party shall be entitled to all costs and expenses incurred in such litigation or proceeding, including reasonable attorney’s fees from trial through appeal.

18. Any waiver by Executive or Noven of a breach of any provision of this Separation Agreement shall not be construed to be a waiver of any other breach of any provision of this Separation Agreement. The failure of Executive or Noven to insist upon strict adherence to any term of this Separation Agreement shall not constitute a waiver by such party to require at some subsequent time strict adherence to such term. To be effective, any waiver must be in writing and signed by the waiving party.

19. Neither this Separation Agreement, nor anything contained herein, shall be construed as an admission or concession by Noven or by Executive of any liability, unlawful conduct, or wrongdoing whatsoever.

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20. Executive may not assign any rights and/or benefits due and/or owing under this Agreement unless Noven agrees to such assignment in writing. This Separation Agreement shall be binding upon the personal representative, heirs, and permitted assigns of Executive. This Separation Agreement may be assigned by Noven and shall inure to the benefit of and be enforceable by any successors and assigns of Noven.

21. This Separation Agreement contains the complete, full, and exclusive understanding of Executive and Noven and supersedes any and all other oral or written agreements between them; provided however, that nothing herein shall adversely effect Noven’s existing indemnification obligations owed to Executive under the Indemnity Agreement made and entered into as of March 26, 1999, by and between Noven Pharmaceuticals, Inc., and Robert C. Strauss. Any amendments to this Separation Agreement shall be effective and binding on Executive and Noven only if any such amendments are in writing and signed by both parties.

22. If any provision of this Separation Agreement is invalid, illegal or unenforceable, except for the release/waiver provisions in Section 7 or the covenants as provided in Sections 12 and 14, it shall not affect the other provisions of this Separation Agreement, which shall remain in effect. This Separation Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

23. This Separation Agreement is governed by the laws of the State of Florida, and venue of any action brought under this Separation Agreement shall be exclusively in Miami-Dade County, Florida. Each of the parties to this Separation Agreement: (a) consents to the personal jurisdiction of all Florida courts located in Miami-Dade County, Florida, and the federal court for the Southern District of Florida in the event any dispute arises out of this Separation Agreement; and (b) agrees that he or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties further agrees that he or it will not assert any claim of inconvenient forum. Any trial/hearing/proceeding under this Separation Agreement shall be heard by a JUDGE WITHOUT A JURY.

24. Executive has up to 21 days after receiving this Separation Agreement to decide whether to sign it. Executive should take as much of the 21 days as the Executive needs to in order to properly evaluate the release/waiver and other provisions contained in this Separation Agreement. Any changes of whatever kind which may be made after the Separation Agreement is initially provided to Executive will not restart the running of the 21 day period. Executive is advised to consult with an attorney prior to signing this Separation Agreement.

25. Executive may revoke this Separation Agreement by providing written notice of revocation to: Jeff Mihm, Vice President and General Counsel, Noven Pharmaceuticals, Inc., 11960 SW 144th Street, Miami, Florida 33186, to be received not later than the end of the seventh day after Executive signs this Separation Agreement. If there is no timely revocation, the Separation Agreement shall become effective and enforceable.

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BOTH PARTIES, HAVING HAD A FULL OPPORTUNITY TO REVIEW THE FOREGOING, AND BOTH PARTIES, BEING IN COMPLETE AND FULL AGREEMENT AS TO THE TERMS OF THIS SEPARATION AGREEMENT, HAVE VOLUNTARILY SIGNED THIS AGREEMENT.

ROBERT C. STRAUSS	NOVEN PHARMACEUTICALS, INC.
/s/ Robert C. Strauss	/s/ Jeff Mihm Print Name: Jeff Mihm, in his/her capacity as authorized representative of Noven Pharmaceuticals, Inc.

Title: Vice President, General Counsel and Corporate Secretary

1/2/2008 Date	1/2/2008 Date